EXHIBIT 10.24

CONFIDENTIAL MATERIALS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.



                     INTERNETMCI DEDICATED ACCESS AGREEMENT
                             FOR FULL RATE DS3 (ICB)

MCI Telecommunications Corporation ("MCI") will provide and Customer will take internetMCI Dedicated Access Service on the terms contained in Attachments 1, 2, 3, 4, and 5 of this cover sheet (this cover sheet and such Attachments referred to collectively as the "Agreement"). Note: all correspondence should include the entire account team and point of contact.

   ** The address for Contract Administration for Cindy Andreotti's regions is:

                           MCI
                           Contract Administration
                           Attention:  Justin Schlifkin
                           6 Concourse Parkway
                           Suite 1000
                           Atlanta, GA  30328

   ** The  address  for  Contract  Administration  for Vince  Corica's  regions,
      Government Markets and International Orders is:

                           MCI
                           Contract Administration
                           Attention:  Stacy Poppell
                           6 Concourse Parkway
                           Suite 1000
                           Atlanta, GA  30328

SAVVIS COMMUNICATIONS
-------------------------------           networkMCI, INC.
CUSTOMER NAME
 7777 BONHOMME, SUITE 1000                MCI Telecommunications Corporation
-------------------------------           Business Markets Headquarters
STREET ADDRESS                            Three Ravinia Drive
ST. LOUIS, MO 63635                       Atlanta, Georgia  30346
-------------------------------
CITY/STATE/ZIP
/s/ Gary Zimmerman                           /s/ Justin Schlifken
-------------------------------             ----------------------------------
CUSTOMER SIGNATURE                          AUTHORIZED MCI SIGNATURE
Gary Zimmerman, VP Network Ops               Justin Schlifkin
-------------------------------             ----------------------------------
PRINT NAME AND TITLE                        PRINT NAME AND TITLE
3/24/98                                      4/16/98
-------------------------------             ----------------------------------
CUSTOMER SIGNATURE DATE                     MCI ACCEPTANCE DATE

Notice: This Agreement will not go into effect until executed by both Customer and MCI. This offer is subject to MCI's credit approval of Customer.

                                  ATTACHMENT 1

                internetMCI DEDICATED ACCESS SERVICE DESCRIPTION

1.       OVERVIEW.

         MCI's internetMCI Dedicated Access Service is a suite of Internet access services that can be integrated with its existing business long distance services. At the originating customer premises, the customer's equipment places data into Internet Protocol (IP) packets and gives each packet a terminating address. MCI routes registered IP packets over the MCI IP backbone to the terminating Internet location. internetMCI Dedicated Access is available at speeds up to 45 Mbps (where access is available).

2.       TECHNICAL DESCRIPTION.

         MCI's Internet Protocol (IP) backbone is a packet-switched interLATA data transport service comprised of dedicated 622 Mbps digital circuits connected in a mesh topology and based on the TCP/IP suite of protocols: the Internet standard. IP provides a connectionless data transfer service operating as layer three of the OSI reference model.

3.       ACCESS.

         Customers   currently   obtain  dedicated  access  to  internetMCI  via
         dedicated digital  facilities or via logical permanent virtual circuits
         (PVC) available as part of MCI's HyperStream Frame Relay service.

4.       AVAILABILITY.

         internetMCI Dedicated Access Service is available nationwide from cities listed in MCI Tariff FCC No. 1, Section C.12, Table IV, Part A, as amended from time to time, or any successor tariff, unless otherwise specified.


[END OF ATTACHMENT 1]

                                  ATTACHMENT 2

                              TERMS AND CONDITIONS


1. CHARGES: You agree to pay all applicable charges for the Internet access service ordered on the attached Cover Sheet (the "Service"). Charges shall be invoiced monthly and are due 30 days net. Amounts not paid within 30 days after the date of the invoice will be considered past due. Prices do not include applicable taxes, for which you are responsible. Rates and charges may be changed by MCI per the terms of Attachment 3, and you agree to pay any additional charges which may result. If the Service becomes tariffed, the tariff will supersede any conflicting provisions of this Agreement.

MCI may require, in MCI's sole discretion, alternate or additional security from Customer. Customer's failure or refusal to comply with such requirement upon MCI's request therefore may result in the cancellation of this Agreement and Customer's service for cause. At MCI's request, you shall provide a letter of credit or provide a security deposit to assure payment. Letters of credit must be irrevocable to be acceptable as security deposits. MCI may reject such letters of credit if they contain any conditions which MCI finds objectionable in MCI's sole discretion. MCI shall release any letter of credit or return any security deposit within thirty (30) days after the later of: (a) the customer terminating service with MCI, and, (b) the customer satisfying all outstanding invoices and indebtedness shown on MCI's books and records of account.

2. TERM AND TERMINATION: The service term begins when MCI's circuit has been fully installed and tested and the Service is available for your use, regardless of the status of your equipment. The term of the Service ("Term") is as set forth in Attachment 3 and automatically shall renew for successive thirty (30) day Terms at MCI's then-current month-to-month rates, regardless of the original Term, unless either party provides the other thirty (30) days prior written notice that it does not wish to renew. You may terminate Service on 30 days prior written notice and will be liable for any applicable early termination charges. MCI may suspend or terminate Service if you materially breach this Agreement, including failure to pay for any past due amounts for invoiced services as set forth in Section 1 above, and do not cure such breach within 3 days (72 hours) of notice; provided, that MCI may terminate immediately without notice in order to prevent damage to or degradation of its Internet network integrity which may be caused by the Customer or anyone using Customer's access, or to comply with any law, regulation, court order, or other governmental request order which requires immediate action, or for a violation of MCI's Policy Against Spamming or for other behavior that in MCI's sole discretion may be deemed to be illegal, or otherwise to protect MCI from legal liability. MCI will endeavor to give Customer notice regarding the reason(s) for termination as soon as reasonably practicable after such termination.

3. RIGHTS AND OBLIGATIONS OF CUSTOMER: You shall at your own expense be responsible for all site preparation activities necessary for installation of the Service. You shall give MCI and its suppliers reasonable access to your premises at all reasonable times. You shall not use the Service or permit any use of the Service which is illegal, unlawful, or harassing, which infringes upon another's intellectual property rights, or which otherwise constitutes network abuse, and you shall be responsible for any such misuse of the Service. You shall indemnify MCI and its affiliates against any liabilities incurred by them as a result of such misuse. You also will pay to MCI the reasonable attorneys fees and costs, including allocable costs of in house counsel, incurred by MCI in enforcing this Agreement. You shall be responsible for communicating with your own users of the Service, and for handling all complaints and trouble reports made by such users. You must comply with reasonable security procedures and standards with respect to your own routers that interface with the Service. MCI may communicate security issues to you from time to time when abuse or misuse is observed or reported by others.

4. EQUIPMENT AND SOFTWARE: MCI is not responsible for the installation, maintenance, compatibility or performance of any equipment or software not provided by MCI, and you shall indemnify MCI and its affiliates against any infringement claims arising out of such third party equipment or software with the Service. If such third party equipment or software impairs the Service, you remain liable for payment, and if such third party equipment is likely to cause hazard or service obstruction, you shall eliminate such likelihood at MCI's request. MCI will troubleshoot difficulties caused by such third party equipment or software at your request, at MCI's standard rates and terms. In the event you provide any router to interface with the Service, you must cooperate with MCI in configuring and managing such router(s) in order to implement and operate the Service.

5. SERVICE OBJECTIVES: In providing the Service, MCI will use its diligent efforts to meet the service objectives as specified in Attachment 5 hereto (Service Level Agreement).

6. MCI OBLIGATIONS; DISCLAIMER OF WARRANTIES: MCI shall operate and maintain the Service, contingent upon MCI's ability to maintain necessary licenses or permissions and MCI's network capacity and connection availability. You understand that, except for certain services specifically identified as MCI services, MCI does not operate or control the Internet. YOU ASSUME TOTAL RESPONSIBILITY FOR YOUR AND YOUR USERS' USE OF THE INTERNET. MCI MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR ENDORSEMENTS REGARDING ANY MERCHANDISE, INFORMATION, PRODUCTS OR SERVICES PROVIDED THROUGH THE INTERNET. THE

SERVICE IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGEMENT OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO ADVICE OR INFORMATION GIVEN BY MCI'S EMPLOYEES, AGENTS OR CONTRACTORS SHALL CREATE A WARRANTY. MCI has no obligation to monitor the Service; however, MCI may monitor the Service and disclose information gained from such monitoring in order to satisfy any law, regulation or other governmental request, to operate the Service and administer MCI's network, or to protect itself or its subscribers. MCI reserves the right to refuse to post or to remove any information or materials, in whole or in part, that in its sole discretion are unacceptable, undesirable, or in violation of this Agreement. In no event shall MCI be deemed liable for any failure or delay due to any cause beyond MCI's control.

7. LIMITATION OF LIABILITY: UNDER NO CIRCUMSTANCES SHALL MCI BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES THAT RESULT FROM YOUR OR YOUR USERS' USE OF OR INABILITY TO ACCESS ANY PART OF THE INTERNET OR YOUR OR YOUR USERS' RELIANCE ON OR USE OF INFORMATION, SERVICES OR MERCHANDISE PROVIDED ON OR THROUTH THE SERVICE, OR THAT RESULT FROM MISTAKES, OMISSIONS, INTERRUPTIONS, LOSS, THEFT, OR DELETION OR FILES, ERRORS, DEFECTS, DELAYS IN OPERATION, OR TRANSMISSION, OR ANY FAILURE OF PERFORMANCE. If you are dissatisfied with the Service or these Terms and Conditions, your sole remedy is to terminate this Agreement.

8. DOMAIN NAME REGISTRATION; EQUIPMENT: At your request and expense, MCI shall assist in the registration of your domain name(s), provided that you represent and warrant to MCI that any name you submit to MCI and/or the domain name authority for registration and all intellectual property rights therein are owned exclusively by you, or that you have all necessary rights to register such name, and you agree to indemnify MCI against all losses incurred by MCI as a result of a breach of this warranty. MCI shall not be responsible for its inability to register any domain name(s). At your request and expense, MCI, where permitted, shall also assist you in procuring equipment in connection with your use of the Service. The parties shall enter into a separate agreement to govern the terms of any such procurement activity.

9. NONDISCLOSURE: As used in this Agreement, the term "Confidential Information" shall mean any information of a party disclosed by one party to another pursuant to this Agreement which is in written or other tangible form (including on magnetic media) or by oral, visual or other means, which is or reasonably should have been understood by the recipient (the "Receiving Party"), because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential, including without limitation this Agreement itself. Each party recognizes the importance of the Confidential Information. Accordingly, each party agrees as follows: (a) The Receiving Party agrees (i) to protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care, (ii) not to disclose except as specifically permitted hereunder any of the Confidential Information or any information derived therefrom to any third person except to its Affiliates and contractors under a confidentiality obligation to the Receiving Party which is no less restrictive than that contained herein, and (iii) not to make any use whatsoever at any time of such Confidential Information except as expressly authorized in this Agreement. Any Affiliate, employee, agent or contractor given access to any such Confidential Information must have a legitimate "need to know" and shall be similarly bound in writing. Without granting any right or license, the parties agree that the foregoing shall not apply with respect to information the Receiving Party can document (i) is in or (through no improper action or inaction by the Receiving Party or any affiliate, agent or employee thereof) enters the public domain, or (ii) was in its possession or known by it prior to receipt from the disclosing party, or (iii) was rightfully disclosed to it by another person without restriction, or (iv) was developed independently by it without use of the Confidential Information. (b) Immediately upon termination of this Agreement, the Receiving Party will return or, at the disclosing party's direction, destroy and certify the destruction of all Confidential Information and all documents and media containing any such Confidential Information and all copies and extracts thereof. (c) Either party may disclose the other's Confidential Information as required by law. (d) Each Receiving Party acknowledges and agrees that due tothe unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of the obligations hereunder, that any such breach will allow the Receiving Party or third parties to unfairly compete with the disclosing party, and will result in irreparable harm to the disclosing party and therefore that upon any such breach or any threat thereof, the disclosing party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and under this Agreement.

10.  MISCELLANEOUS:  All notices  required  or  permitted  hereunder  must be in writing, delivered personally or by U.S. mail, facsimile or electronic mail (followed by hard copy, in the case of fax or email) to the respective signatory and notice addresses set forth on the Cover Sheet, or such other person and/or address as a party may notify the other from time to time, and shall be deemed effective upon receipt. Any dispute relating to this Agreement which cannot be resolved by negotiation shall be settled by binding arbitration in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures ("Endispute Rules"), as amended by this Agreement. The costs of arbitration shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The parties agree that the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The arbitrator shall have no power to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA. If the Customer resells access provided pursuant to this Agreement, Customer shall insure that its customers abide by the terms of this Agreement (including but not limited to MCI's Policy against Spamming), and Customer shall not make any representations, warranties, or indemnities inconsistent with the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Neither this Agreement, nor any of your rights or obligations herein shall be transferable or assignable by you without MCI's prior written consent and any attempted transfer or assignment hereof not in accordance herewith shall be null and void. In the event that any portion of this Agreement is held to be unenforceable, the unenforceable portion shall be construed in accordance with applicable law as nearly as possible to reflect the original intentions of the parties and the remainder of the provisions shall remain in full force and effect. Either party's failure to insist upon or enforce strict performance of any provision of this Agreement shall not be construed as a waiver of any provision or right. Neither the course of conduct between parties nor trade practice shall act to modify any provision of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions. Any cause of action you may have with respect to the Service must be commenced within one (1) year after the claim or cause of action arises or such claim or cause of action is barred. This Agreement constitutes the entire agreement between you and MCI with respect to the Service and can be modified only in writing by the parties hereto.

11. USE OF MCI'S NAME/MARKS: Neither party may use the other's name, trademark, tradenames or other proprietary identifying symbols without the prior written approval of the other party. In Customer's use of the Service provided hereunder and in the provision of services by Customer to its own customers, Customer shall not: (i) use any service mark or trade mark either of MCI or any of its affiliated companies or of which MCI or any of its affiliated companies is a licensee, or (ii) refer to MCI or any of its affiliated companies in connection with any product, equipment, offering, promotion, service or publication of the Customer or of a third party on behalf of or with the authorization of the Customer, without the written approval of MCI and its pertinent affiliated company. Customer agrees that: (i) any use of MCI mark(s) by it is for the benefit of MCI; (ii) all good will resulting therefrom vests solely in MCI; and (iii) Customer will neither have nor make any claim in or to such mark(s).

         A violation of this Section shall constitute a material breach of this Agreement. Any cure of such breach must be to MCI's independent satisfaction. Notwithstanding anything herein to the contrary, MCI shall be entitled to seek injunctive relief in enforcement of this Section.

[END OF ATTACHMENT 2]

                                  ATTACHMENT 3


internetMCI DEDICATED ACCESS RATES, CHARGES AND DISCOUNTS

I.       CONNECTION ORDERED PER THIS ATTACHMENT

         1.       Customer Name: SAVVIS Communications Corporation
         2.       Billing ID:  02049338
         3.       Circuit ID or PVC#:  itx96393-0001
         4.       Served Location (City, State): Santa Clara, CA
         5.       Served Location NPA-NXX:  408-496
         6.       Transmission Rate of Connection :  45Mbs
         7.       Access Method (Dedicated Access, Frame Relay): Dedicated
                  Access

II.      RATES AND CHARGES

         A.       LOCAL LEASED ACCESS LINE CHARGES.

                  Local Leased Access Lines: This Agreement incorporates by reference the terms and conditions of MCI's filed and effective tariffs, as amended from time to time in accordance with law, including all installations, reconfiguration, and monthly recurring rates for any applicable local channel, central office connection, and access coordination charges. These charges are in addition to the Network Connections Pricing set forth in Section II(B) below. Access Pricing Plan
                  (APP) discounts having the same term as the Term of this Agreement are available, subject to the terms and conditions of the applicable APP. The Access Pricing Plan must be separately applied for, and is not subject to, or a part of, the terms and conditions of this Agreement.

         B.       NETWORK CONNECTIONS PRICING.

                           MCI provides Dedicated Private Line Channel connections for the internetMCI Full Rate DS3 service. Additionally, the charges below apply for the connectivity of the Full Rate DS3 service to the internetMCI network.

                  1.       Installation Charges:   *   for all connection speeds

                  2.       Reconfiguration Charges:   *   per occurrence


                                     - 9 -
* CONFIDENTIAL TREATMENT REQUESTED

                  3. Monthly Recurring Charges. Check box to indicate understanding of the rates.

                  [ ] Full Rate DS3 (ICB Only)
                  For Full Rate DS3, the Customer will receive the monthly recurring rate that corresponds to the average monthly usage tier (as measured in Megabits per second) at which the Customer's actual monthly usage qualifies. For the provisioning of the Full Rate DS3 Service it is required that the customer have a Digital Link 3100 DSU/CSU:


                         Average Monthly Usage                            Monthly Recurring Charge
                         ---------------------                            ------------------------
                             0 - 1.5 Mbps                                             *
                          1.51 - 3.0 Mbps                                             *
                          3.01 - 4.5 Mbps                                             *
                          4.51 - 6.0 Mbps                                             *
                          6.01 - 10.0 Mbps                                            *
                         10.01 - 15.0 Mbps                                            *
                         15.01 - 45.0 Mbps                                            *

                  The Full Rate DS3 connection charge is based upon the Customer's average monthly utilization of the connection. Average Monthly Utilization is defined as the greater of the average traffic into or out of the port connection as expressed as a percentage of the total capacity of the connection. Traffic is measured in five minute intervals, which are averaged monthly to arrive at the appropriate monthly usage tier. The Customer will be provided with a monthly utilization report upon request.

                  New MCI connections will be billed for the first two months of service at the pricing associated with the lowest usage tier set forth in the table. Existing MCI Customers will be billed for the one month at the pricing associated with their Average Monthly Utilization during the monthly period immediately preceding the commencement of the Term of this Agreement. The Customer's inbound and outbound traffic will be measured during the first two months, and the Customer will be reassigned in the third month to the usage tier commensurate with their Average Monthly Utilization for the prior usage of two months past. At the end of any monthly measurement period in which the Customer's Average Monthly Usage falls below or exceeds the usage associated with its assigned tier, the Customer will be reassigned to a new tier commensurate with their Average Monthly Utilization.


                                     - 10 -
* CONFIDENTIAL TREATMENT REQUESTED

                  For DS3 connectivity, Customer will be provisioned through MCI's ____ IP node. If necessary, Customer will be charged for back hauling its DS3 connection facility from the Customer's MCI Point of Presence location to the nearest natural backhaul BIPP node termination point in MCI's Internet network at the per-mile TDS 45 rates set forth in MCI's Tariff FCC No. 1. Such back-hauling charges are eligible for the discount as set forth in Section II(C)(1) below.

                  4. Price Changes. MCI reserves the right to change its Network Connection pricing on 30-days advance notice. If any such price change, after all applicable discounts are applied, results in a net decrease to Customer's monthly charges, Customer will receive the benefit of such decrease. If such price change, after all applicable discounts are applied, results in a net increase to Customer's monthly charges of more than five percent (5%), Customer may terminate this Agreement without further liability, other than payment of charges incurred prior to the termination date. To exercise the right to terminate the Agreement provided under this Section, Customer must provide MCI with at least thirty (30) days prior written notice, which notice must be delivered to MCI within thirty (30) days of Customer's receipt of notice of the applicable price increase. Within thirty (30) days of any termination of this Agreement pursuant to this Section, Customer shall repay to MCI any credits that MCI may have granted to Customer hereunder.

                  5. Partial Billing. Customers will be billed a prorated share of the above charges for connections installed, terminated, or reconfigured during the course of a monthly billing cycle.

         C.       FIXED TERM DISCOUNTS

                  1. Options. Customer will receive discounts off MCI's month-to-month rates by committing individual connections to 1, 2, 3, 4, or 5 year service terms. Fixed term discounts are applied on the effective charges after applying all utilization and connection cost-based discounts and surcharges. Fixed term discounts shall not apply to Local Leased Access Line Charges. If no term is selected below, the Customer will be placed on a month-to-month term and will receive no discounts.


                           Select One         Term (in Years)        Discount
                               [ ]                   0                  0%

                               [ ]                   1                  15%
                               [ ]                   2                  17%
                               [ ]                   3                  20%
                               [ ]                   4                  22%
                               [x]                   5                  25%


                  2. Early Termination. If the Customer's connection is disconnected prior to the end of the committed Term, Customer will pay an early termination charge equal to fifty percent (50%) of their subscribed monthly connection charges, including applicable backhaul charges, multiplied by the number of months remaining in the Term. In addition, within thirty (30) days of any termination of this Agreement for which early termination charges are applicable, Customer shall repay to MCI any credits that MCI may have granted to Customer hereunder. Early termination charges shall apply in all cases except the following:

                  - If the Customer terminates its connection under this Attachment due to a breach of the contract by MCI;

                  - If MCI must disconnect service to the Customer due to any reason not resulting from a breach of the Agreement by Customer;

                  - If Customer terminates pursuant to Section II.B.4 of this Attachment 3, following a rate increase

                  3. Upgrades/Downgrades. Customer may change to a fixed rate of DS3 connectivity utilizing the internetMCI Fixed Rate DS3 service at any time during the term of this Agreement. If Customer disconnects service within six (6) months of changing the DS3 interface of Customer's connection, any applicable termination charge will be based on the DS3 interface used immediately prior to such downgrade. To exercise its right under this provision, the Customer must provide written notice to MCI at least thirty (30) days in advance, in the manner specified in Attachment 2.


[END OF ATTACHMENT 3]

                                  ATTACHMENT 4

                MCI TELECOMMUNICATIONS CORPORATION AND AFFILIATES
                          POLICY AGAINST SPAMMING (1)


MCI and its affiliates provide to business and consumer users several information technology related services, including such service as Internet access, various electronic mail (email) packages and services, World Wide Web website hosting arrangements, and other online and Internet-related services.

It is contrary to MCI policy for any user of any of these services to effect or participate in any of the following activities through an MCI-provided service:

1. To post ten (10) or more messages similar in content to Usenet or other newsgroups, forums, email mailing lists or other similar groups or lists:

2. To post to any Usenet or other newsgroup, forum, email mailing list or other similar group or list articles which are off-topic according to the charter or other owner-published FAQ or description of the group or list;

3. To send unsolicited emailings to more than twenty-five (25) email users, if such unsolicited emailings could reasonably be expected to provoke complaints.

4. To falsify user information provided to MCI or to other users of the service in connection with use of an MCI service.

5. To engage in any of the foregoing activities by using the service of another provider, but channeling such activities through an MCI account, remailer, or otherwise through an MCI service or using an MCI account as a maildrop for responses or otherwise using the services of another provider for the purpose of facilitating the foregoing activities if such use of anothers party's service could reasonably be expected to adversely affect an MCI service;

MCI considers the above practices to constitute abuse of our service and of the recipients of such unsolicited mailings and/or postings, who often bear the expense. Therefore, these practices are prohibited by MCI's terms and conditions of service.

--------
(1) This policy is included in this Agreement for the Customer's information purposes and constitutes the policy as its exists at the time of execution of this Agreement. This policy is subject to change upon public posting by MCI and without the agreement of the Customer.

Engaging in one or more of these practices will result in termination of the offender's account and/or access to MCI services.

In addition, MCI reserves the right, where feasible, to implement technical mechanisms which block multiple postings as described above before they are forwarded or otherwise sent to their intended recipients.

This policy addresses only the kinds of network abuse specifically enumerated above. In addition to these activities, MCI's terms and conditions of service also prohibit other forms of abuse such as harassment and the posting of illegal or unlawful materials, and MCI will respond as appropriate to these other activities as well.

Nothing contained in this policy shall be construed to limit MCI's actions or remedies in any way with respect to any of the foregoing activities, and MCI reserves the right to take any and all additional actions it may deem appropriate with respect to such activities, including without limitation taking action to recover the costs and expenses of identifying offenders and removing them from the MCI service, and levying cancellation charges to cover MCI's costs in the event of disconnection of dedicated access for the causes outlined above. In addition, MCI reserves at all times all rights and remedies available to it with respect to such activities at law or in equity.

If you have any questions regarding this Policy on Spamming, please contact policies@internetmci.com.

[END OF ATTACHMENT 4]

                                  ATTACHMENT 5

                internetMCI DEDICATED ACCESS SERVICE OBJECTIVES


1.       SCOPE OF COVERAGE.

The internetMCI service objectives apply only to service outages related to Customer's access port, the router to which the access port is connected, and to any network transport on MCI's Internet backbone (the "internetMCI BIPP"). The scope of coverage excludes, without limitation, all other public Internet backbones and networks, any server on the Internet, customer premise equipment ("CPE") and local access and backhaul facilities from the customer to their assigned router, which is the point of demarcation for purposes of these service objectives, and packet delivery to or from the Internet, including Frame Relay access.

2.       PERFORMANCE OBJECTIVE

MCI will use diligent efforts to ensure that eligible trouble tickets isolated to exist on the internetMCI BIPP will be resolved in ninety (90) minutes or less. Failure to meet this objective may make Customer eligible for a Service credit to be applied to Customer's next regularly-scheduled invoice for MCI Dedicated Internet Access Service. Processing of any Customer credit will be done by the appropriate MCI account sales team, who will apply the applicable credit parameters contained herein.

3.       MEASUREMENT OF THE OBJECTIVE

Mean-Time-To-Restore ("MTTR") is the measurement that will be used to measure the performance objective. MTTR will be calculated on a per occurrence basis, starting with the opening by Customer of a trouble ticket and ending when MCI makes its first attempt to notify Customer of restoration of the Service.

One of three levels of trouble ticket severity will be assigned to each ticket, depending on the impact of the service issue to Customer's business:

o Severity 1 - System down - Cannot PING to any host - complete access router, access port failure or BIPP logical routing error;
o Severity 2 - System partially down - Can PING to some hosts - partial access router or port failure,
o    Severity  4 - Informational - CPE work or other.

Only trouble tickets that are classified by MCI as Severity 1 conditions may make Customer eligible for Service credits under this Agreement.

4.       CUSTOMER REPORTING PROCEDURES

At the time Customer believes that they are experiencing an out-of-service condition, a trouble ticket should be opened be calling the designated internet Network Operations Center ("iNOC") trouble line. Once the ticket has been opened, the appropriate MCI organizations will initiate diagnostic testing and trouble isolation activities to determine if the difficulty is related more closely to access, the local loop, backhaul to an internetMCI BIPP gateway or by CPE. If the trouble is diagnosed as one which may be within the internetMCI BIPP, responsibility and management of that ticket will be assumed by the iNOC. If a determination is made that the cause of the customer's service outage is a problem related to the internetMCI BIPP (e.g., logical routing) and the outage duration exceeds the MTTR objective, Customer may be eligible for a Service credit.

Responsibility for trouble ticket initiation rests solely with Customer, with follow up to be the joint responsibility of Customer and the MCI account sales team. No service credits can be extended for any customer outage unless a trouble ticket has been opened with the MCI iNOC. In addition, Customer must request a credit from the MCI account sales team.

5.       OTHER EXCLUSIONS

As provided in Section 1, the service level objectives contained herein cover only those Customer outages which occur on the internetMCI BIPP, using MCI's border router as the point of demarcation. The service level objectives apply only to out-of-service conditions and do not apply to service interruptions, degradation of service, packet loss, or sub-optimal performance on the internetMCI BIPP Measurement of outages will be as provided in Section 3. In no case will PING Tests performed by customers be recognized by MCI as a valid, measurable criterion for outage determination for the purposes of establishing a Service credit hereunder.

The service level objectives contained herein apply only to internetMCI Dedicated Access customers. They do not apply to Internet Service Providers ("ISPs") who have a "peering" relationship with MCI nor do they apply to Concert InternetPlus Service. For the purpose of this Agreement, "peering" is defined as the exchange of customer packets at the network level between an ISP and MCI, either at a public interconnection point (NAP), or through a direct connection with MCI.

Under no circumstances will credits be given for outages involving:

     (a) trouble tickets associated with new installations (i.e., before service acceptance by Customer);
     (b)  trouble tickets erroneously opened by the Customer;

     (c)  outages  arising from required  Customer  circuit release for testing;
          and
     (d) trouble tickets opened by Customer for circuit monitoring purposes only.

6.       CUSTOMER'S REMEDY FOR MCI'S FAILURE TO MEET SERVICE OBJECTIVE

Customer may be entitled to receive certain credits for covered outages of the Service which are the fault of MCI. To be eligible for a credit hereunder, Customer must follow the trouble reporting procedures established above, the covered outage must exceed the MTTR objectives, and Customer must request a credit from the MCI account sales team. No credit will be given unless the actual MTTR for an eligible Severity 1 trouble ticket exceeds ninety-one (91) minutes. Customer's Service credit will be a prorated amount dependent upon the length of the service outage and Customer's Monthly Recurring Charge ("MRC") for the Service, as follows:

Length of Service Outage                  Amount of Credit

0 to 90 minutes                           none

91 minutes to 5 hours                     1 day's prorated portion of MRC

more than 5 hours                         3 days' prorated portion of MRC

Customer may receive no more than one such credit for the twenty-four (24) hour period beginning with the opening of the trouble ticket, even if more than one outage occurs during that period. Customer's total credit in any month shall not exceed Customer's total MRC for the Service for the month in which the credit is to be applied. Residual credits may not be carried over to subsequent months. THIS CREDIT SHALL BE CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY SERVICE OUTAGE OR ANY MCI FAILURE TO MEET THE SERVICE OBJECTIVES.


[END OF ATTACHMENT 5]

             SCHEDULE PURSUANT TO RULE 601(a) UNDER REGULATION S-K

As permitted by Rule 601(a) under Regulation S-K under the Securities Act, we have omitted the following agreements from this filing:

1) internetMCI Dedicated Access Agreement, effective April 16, 1998, between SAVVIS Communications Corporation and networkMCI, Inc. (served location:
     Atlanta, Georgia)

2) internetMCI Dedicated Access Agreement, effective April 16, 1998, between SAVVIS Communications Corporation and networkMCI, Inc. (served location:
     New York, New York)

3) internetMCI Dedicated Access Agreement, effective April 16, 1998, between SAVVIS Communications Corporation and networkMCI, Inc. (served location:
     Dallas, Texas)

4) internetMCI Dedicated Access Agreement, effective April 16, 1998, between SAVVIS Communications Corporation and networkMCI, Inc. (served location:
     St. Louis, Missouri)

5) internetMCI Dedicated Access Agreement, effective April 16, 1998, between SAVVIS Communications Corporation and networkMCI, Inc. (served location:
     Los Angelos, California)

6) internetMCI Dedicated Access Agreement, effective September 22, 1998, between SAVVIS Communications Corporation and networkMCI, Inc. (served location: Chicago, Illinois)